Exhibit 5.3

[Bailey & Dixon, LLP Letterhead]

June 25, 2010

Boards of Directors

ITC^DeltaCom, Inc., BTI Telecom Corp. and Business Telecom, Inc.

7037 Old Madison Pike

Huntsville, AL 35806

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

Ladies and Gentlemen:

We have acted as special counsel to the North Carolina corporations set forth on Exhibit A attached hereto (each a “North Carolina Guarantor” and collectively, the “North Carolina Guarantors”) in connection with the registration statement on Form S-4, as amended (the “Registration Statement”), filed by ITC^DeltaCom, Inc., a Delaware corporation (the “Company”), and by each of the Company’s direct and indirect subsidiaries identified as a “Co-Registrant” on the cover page of the Registration Statement, including the North Carolina Guarantors (each a “Guarantor” and collectively, the “Guarantors”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and relating to the proposed offering of $325,000,000 in aggregate principal amount of 10.5% Senior Secured Notes due 2016 of the Company (the “Exchange Notes”) in exchange for up to $325,000,000 in aggregate principal amount of 10.5% Senior Secured Notes due 2016 of the Company outstanding as of the date hereof (the “Original Notes”), and of the guarantees of the Exchange Notes (the “Guarantees”) to be issued by the North Carolina Guarantors and the other Guarantors. The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture, dated as of April 9, 2010 (the “Indenture”), by and among the Company, the Guarantors parties thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.

For purposes of this opinion letter, we have examined copies of the documents listed on Schedule I attached hereto and such other agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of such documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the laws of the State of North Carolina, including the North Carolina Business Corporation Act (the “NCBA”).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1. Each North Carolina Guarantor is validly existing as a corporation under the NCBA as of the date hereof.

2. Each North Carolina Guarantor had as of the date of the Indenture and has as of the date hereof the corporate power to execute, deliver and perform its obligations under the Indenture.

3. The Indenture has been duly authorized, executed and delivered by each North Carolina Guarantor under the NCBA.

The opinions expressed above are solely for the benefit of the named addressees hereof. No other person may rely on the opinions expressed above for any other purpose or in any other context, except that Hogan Lovells US LLP may rely on such opinions solely for the purposes described below. This opinion letter may not be quoted by you or any other person without our prior written consent, except as set forth below. This opinion letter is limited to the matters expressly stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to Hogan Lovells US LLP’s reliance upon the opinions expressed above in connection with its opinions to the Company regarding the validity of the Exchange Notes and the Guarantees filed as Exhibit 5.1 to the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. We also consent to your filing of this opinion letter as Exhibit 5.3 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Bailey & Dixon, LLP

BAILEY & DIXON, LLP

EXHIBIT A

North Carolina Guarantors

BTI Telecom Corp. (“BTI”)

Business Telecom, Inc. (“Business Telecom”)

SCHEDULE I

1.	The Articles of Incorporation of Business Telecom as certified by the Secretary of State of the State of North Carolina on April 7, 2010 and as certified by the Secretary of Business Telecom on the date hereof as being complete, accurate and in effect.

2.	The Articles of Amendment and Restatement of BTI as certified by the Secretary of State of the State of North Carolina on April 7, 2010 and as certified by the Secretary of BTI on the date hereof as being complete, accurate and in effect.

3.	The Bylaws of each North Carolina Guarantor, as certified by the Secretary of each such North Carolina Guarantor on the date hereof as being complete, accurate and in effect.

4.	Certificates from the Secretary of State of the State of North Carolina as to each North Carolina Guarantor’s existence and good standing in the State of North Carolina, in each case dated June 23, 2010, and letters from The Corporation Trust Company, dated as of the date hereof, advising that each North Carolina Guarantor is in good standing in the State of North Carolina.

5.	Certain resolutions of the Board of Directors of each North Carolina Guarantor adopted by joint written consent dated and effective as of February 8, 2010 and April 8, 2010, as certified by the Secretary of each such North Carolina Guarantor on the date hereof as being complete, accurate and in effect, relating to, among other things, the authorization, execution and delivery of the Indenture.

6.	An executed copy of the Indenture dated as of April 9, 2010.